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                                                                   EXHIBIT 10(2)

May 18, 1999

Mr. Danny Gewirtz
Virtual Communities  151 West 25th Street
New York, NY 10001

Dear Mr. Gewirtz:

     We have agreed in principle to a cashless exchange of services between Continental Airlines. Inc ("Continental") and Virtual Jerusalem Ltd. ("VJ"). This letter, when signed by both parties, will serve to confirm that agreement (hereinafter called the Agreement).

For its part, VJ agrees to provide:

  1) One year prominent exposure on Virtual Jerusalem.com providing a minimum of 500,000 ad impressions per month (weighted in content and/or geographic areas desired by Continental), a minimum of 6 million total Impressions;
  2) Sponsorship of the "Top Ten Guide" on the Destination Israel channels, including a minimum of 36 days of channel homepage advertorials;
  3) One year prominent exposure on Virtual Holy Land.com providing a minimum of 50,000 ad Impressions per month (weighted in content and (or geographic areas desired by Continental) a minimum at 600,000 total impressions; 4l Permanent Continental advertising banner on Zion Traveler page of www.vhl.com
  5) Travel Category exclusivity to Continental;
  8) Production (with Blue Marble direction) of a Continental "portal page";
  7l Reasonable banner and billboard production as requested.
  8) Official sponsorship mention and logo inclusion in any Virtual Jerusalem advertising campaigns and/or sweepstakes
  9) Inclusion in VJNews newsletter dispatch, as often as Continental desires to participate; and
  la) Weekly traffic reports, in a mutually acceptable format.

For the above consideration, Continental will provide one hundred fifty (150) Positive-Space Transportation Authorization Certificates valid for round trip economy class air transportation on Continental Airlines between Newark, N.J, and Tel Aviv, Israel.

  All travel is subject to the terms and conditions printed on each certificate, and to Continental's Contract of Carriage, which are incorporated herein by reference. Certificates are valid for travel through December 31, 2000, and will not be extended. Travel will be booked in "Q" class. which is capacity - controlled and not be available on all flights and/or dates. The following peak-period blackout dates apply and are subject to change with out notice: 1989:
1AUG - 13SEP(travel permitted Monday - Thursday only), 10DEC - 31DEC. 2000: 1 JAN - 9 JAN, 8APR - 30APR. 16JUN - 10SEP (travel permitted Monday - Thursday only), 8DEC - 31DEC.
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     Travel certificates will be distributed to VJ in one-third allotments (50-
50-50) every four months. After the initial four-month period, Continental will evaluate the delivery, service, and overall performance of all elements of the agreement, as outlined above. If for whatever reason the deliverables are not met, Continental will asses the deficiencies, and reserves the right to discontinue the agreement without further obligation.

     Not included in Continental commitment are: Upgrades to Business First
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class including OnePass' mileage redemption. or paid upgrades; non-member use of
Continental's Presidents Club' or other airport lounges, merchandise or souvenirs, etc., in-flight air-to-ground telephone calls, and/or any other items not specifically described above, OnePass mileage will not earned for free travel.

     This Agreement will be effective as of the latest date the Agreement is accepted by all parties hereto and will terminate, except with respect to those obligations identified herein as surviving termination, upon the completion by both parties of respective obligations created hereunder.

     If any provision of the Agreement is held to be illegal, invalid or unenforceable, under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such Illegal, invalid or unenforceable provision had never comprised a part hereof and the remaining provisions shall remain in full force and effect and shall not be affected by illegal, invalid or unenforceable provision or by its severance here from. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid or enforceable.

     This agreement is to be governed in all respects and construed in accordance the laws of the State of Texas.

     This Agreement constitutes the entire Agreement between VJ and Continental and supersedes any and all prior agreements or representations. Whether oral or written pertaining to the subject matter hereof. The parties represent that they have relied upon no representations of the other except as expressly stated herein. This Agreement may not be modified, released or discharged except in writing executed by a duly authorized representative of both parties

     If the above correctly reflects your understanding of our Agreement. Please sign below and return this original to me, retaining a copy for your files.

     /S/ Danny P. Simon
     Sr. Vice President, International
     Continental Airlines, Inc.

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     /S/ Danny Gewirtz
     Advertising  Sales Manager
     Virtual Communities, Inc.